Exhibit 10.7.3

CYPRESS NON-QUALIFIED
PRE-2005 DEFERRED COMPENSATION PLAN I

CYPRESS NON-QUALIFIED PRE-2005 DEFERRED COMPENSATION PLAN I
The Cypress Semiconductor Corporation Nonqualified Deferred Compensation Plan, originally effective as of September 1, 1995, and thereafter amended, was further amended and restated in its entirety by Cypress Semiconductor Corporation (the “Company”), effective as of January 1, 2002 on behalf of itself and any designated subsidiaries and was renamed the Cypress Non-Qualified Deferred Compensation Plan II (“Pre-2005 Plan II”). Also on January 1, 2002, this Cypress Non-Qualified Deferred Compensation Plan I (herein “Pre-2005 Plan I” or the “Plan”) was adopted by the Company. Pre-2005 Plan I is similar to Pre-2005 Plan II except that (i) the phantom investments are different than those available under Pre-2005 Plan II and (ii) beneficiaries of Pre-2005 Plan I participants who die in certain situations will receive a supplemental survivor benefit, described more fully herein. Pre-2005 Plan I and Pre-2005 Plan II were amended effective April 1, 2004 to permit outside directors who are also consultants to participate in the Plans. In order to preserve grandfather treatment under Internal Revenue Code Section 409A, the Plans were frozen to deferrals on and after January 1, 2005. This Plan has been renamed the Cypress Pre-2005 Non-Qualified Deferred Compensation Plan I, has been frozen to deferrals on and after January 1, 2005, the claims procedures under Article X have been updated to comply with ERISA, this Plan has been amended to make clear phantom Cypress stock is a permitted phantom investment alternative and the names of the Trustees have been updated, but the Plan has not been materially modified for purposes of Internal Revenue Code Section 409A. This Plan governs all Plan I deferrals made prior to January 1, 2005 and any earnings and losses thereon. Throughout, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, or any subsidiary of the Company, as determined by the Company.
RECITALS:
1.    The Company maintains Pre-2005 Plan I for the benefit of a select group of management or highly compensated employees designated by the Company.
2.    Under Pre-2005 Plan I, the Company is obligated to pay vested accrued benefits, and in certain circumstances, a supplemental survivor benefit, to Pre-2005 Plan I Participants and their beneficiary or beneficiaries (“Pre-2005 Plan I Beneficiaries”) from the Company’s general assets.
3.    The Company has entered into an agreement (the “Trust Agreement”) with American Stock Transfer and Trust Company (the “Trustees”) under an irrevocable trust (the “Trust”) to be used in connection with Pre-2005 Plan I.
4.    The Company intends to make contributions to the Trust so that such contributions will be held by the Trustees and invested, reinvested and distributed, all in accordance with the provisions of this Pre-2005 Plan I and the Trust Agreement.
5.     The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

6.     The Company intends that the existence of the Trust shall not alter the characterization of Pre-2005 Plan I as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Pre-2005 Plan I Beneficiaries under Pre-2005 Plan I prior to actual payment of the vested accrued benefits thereunder.
NOW THEREFORE, the Company does hereby establish Pre-2005 Plan I as follows and does also hereby agree that Pre-2005 Plan I shall be structured, held and disposed of as follows:

ARTICLE I

PRE-2005 PLAN I ADMINISTRATION
A.    The Deferred Compensation Committee of the Company (the “Committee”) administers Pre-2005 Plan I.  Subject to the specific duties delegated by the Board of Directors (the “Board”) to such Committee, the Committee shall be responsible for the general administration and interpretation of Pre-2005 Plan I and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:
(1)    discretionary authority to construe and interpret the terms of Pre-2005 Plan I, and to determine eligibility and the amount, manner and time of payment of any benefits hereunder;
(2)    to prescribe forms and procedures for purposes of Pre-2005 Plan I participation and distribution of benefits;
(3)    to direct the Trustees as to the distribution of Pre-2005 Plan I assets; and
(4)    to take such other action as may be necessary and appropriate for the proper administration of Pre-2005 Plan I.
B.    The Committee may adopt such rules, regulations and bylaws and may make such decisions as it deems necessary or desirable for the proper administration of Pre-2005 Plan I.  Any rule or decision that is not inconsistent with the provisions of Pre-2005 Plan I shall be conclusive and binding upon all persons affected by it, and there shall be no appeal from any ruling by the Committee that is within its authority, except as otherwise provided herein.
C.    The Committee shall have the power to (i) identify investment choices for the Trust Fund; and (ii) appoint or employ agents, recordkeepers and advisors to assist the Committee in discharging its duties under Pre-2005 Plan I.

ARTICLE II

ELIGIBILITY, PARTICIPATION, AND BENEFICIARY DESIGNATION
A.    Eligible Participants.  The following categories of service providers (“Eligible Participants”) shall be eligible to participate in Pre-2005 Plan I: (i) employees who are eligible to participate in the Company’s Key Employee Bonus Plan, (ii) any other employee or category of employee that is approved by the CEO as eligible to participate in Pre-2005 Plan I, and (iii) non-employee members of the Board of Directors who are also paid consultants to the Company. The Committee reserves the right to modify the definition of Eligible Participant at any time with the approval of the CEO. Any Eligible Participant who has commenced participation in Pre-2005 Plan I shall be referred to in this Pre-2005 Plan I as a “Participant.” There shall be no new Participants in the Pre-2005 Plan I on and after January 1, 2005.
B.    Participation.  Prior to January 1, 2005, each Eligible Participant may elect to commence participation in Pre-2005 Plan I by completing a Cypress Non-Qualified Deferred Compensation Pre-2005 Plan I participation agreement and deferral election no later than the last day of his or her Election Period. For purposes of the foregoing, an Eligible Participant’s Election Period shall be defined as: (i) for newly Eligible Participants, the thirty (30) day period measured from the date that the Company notifies in writing such Eligible Participant of his or her eligibility to participate in Pre-2005 Plan I; and (ii) for all other Eligible Participants, no later than the due date for the enrollment forms during the annual open enrollment period which is from December 1st to December 31st of each year (the “Annual Open Enrollment Period”) prior to the beginning of the Plan Year for which the election is effective (the calendar year is the “Plan Year”). Elections shall remain in effect for successive Plan years until revoked or modified by the Participant in a manner consistent with the rules of Pre-2005 Plan I and the Committee.
C.    Beneficiary Designation.  Prior to January 1, 2005, each Participant, prior to entering Pre-2005 Plan I, may designate a beneficiary or beneficiaries to receive the remainder of any interest of the Participant and any supplemental survivor benefit under Pre-2005 Plan I in the event of the Participant’s death. A Participant may change his or her beneficiary designation at any time by submitting a complete and approved form of beneficiary designation (including dated spousal consent, if required pursuant to the beneficiary designation form) to the Committee (or its designee). Each beneficiary designation shall be in a form prescribed by the Committee and will be effective only when filed with the Committee (or its designee) during the Participant’s lifetime. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. In the absence of a valid designation, or if no designated beneficiary survives the Participant, the Participant’s interest shall be distributed to the Participant’s estate.
ARTICLE III

PRE-2005 PLAN I CONTRIBUTIONS AND ALLOCATIONS
A.    Participant Deferrals.  Prior to January 1, 2005, each Participant participating in Pre-2005 Plan I shall execute a participation agreement and deferral election (the “Deferral Election”)

authorizing the Company to withhold a percentage amount of the Participant’s Compensation which would otherwise be paid to the Participant with respect to services rendered. Compensation under Pre-2005 Plan I is defined as the annual base salary (or, for non-employee directors, cash consulting fees, including KEBP bonus), cash bonuses (including key employee bonus, new product bonus and any other cash bonuses), and any cash commissions payable to the Participant in connection with the Participant’s services to the Company, including all amounts which a Participant elects to have the Company contribute to Pre-2005 Plan I on his or her behalf as a deferral contribution (“Compensation”). A deferral percentage is applied to Compensation after all other applicable payroll deductions (other than a 401(k) wrap) have been applied. Depending on the Participant’s election and the timing of the deferral, the deferral percentage may also include a SAVE component. The Committee may, in its discretion, establish in the Deferral Election minimum and maximum levels of Compensation that may be deferred pursuant to Pre-2005 Plan I. If the elected deferrals would not leave sufficient cash Compensation to satisfy required deductions under other Company Plans (e.g., 401(k) Plan, group health insurance plan), then the requested deferrals under this Pre-2005 Plan I may be reduced as necessary to satisfy those deductions. Compensation deferrals made by a Participant under this Pre-2005 Plan I shall be held as an asset of the Company and the Company intends to deposit the amounts deferred into the Trust; provided, however, if a Participant elects—pursuant to his or her Deferral Election—to transfer designated amounts of Compensation to the Cypress Semiconductor 401(k) Employee Savings Plan and related trust, then such amounts shall be held in the Trust until distributed in accordance with Section VII(B). Pre-2005 Plan I is closed to deferrals on and after January 1, 2005.
B.    Election Changes.  Prior to January 1, 2005, a Participant may, in such form and at such time or times as the Committee may prescribe, discontinue or modify deferral of future Compensation. The Committee has the power to establish uniform and nondiscriminatory rules and from time to time to modify or change such rules governing the manner and method by which Compensation deferral elections shall be made, as well as the manner and method by which Compensation deferral elections may be changed or discontinued temporarily or permanently. All Compensation deferral contributions shall be authorized by the Participant in writing, made by payroll deduction, deducted from the Participant’s Compensation without reduction for any taxes or withholding (except to the extent required by law or regulation) and paid over to the Trust by the Company. Notwithstanding the foregoing, each Participant shall remain liable for any and all employment taxes owing with respect to such Participant’s Compensation deferral contributions.
C.    Cessation of Eligible Status.  Prior to January 1, 2005, in the event a Participant ceases to be an Eligible Participant while also a participant in Pre-2005 Plan I, such individual may continue to make Compensation deferral contributions under Pre-2005 Plan I through the end of the payroll period in which the individual ceases to be an Eligible Participant. Thereafter, such individual shall not make any further Compensation deferral contributions to Pre-2005 Plan I unless or until he or she again meets the eligibility requirements of Article II above.
D.    Company Discretionary Contributions.  Prior to January 1, 2005, the Company may, in its sole discretion, make discretionary contributions to the accounts of one or more Participants at such times and in such amounts as the Board of the Company shall determine.

E.    Allocations.  The Compensation deferral contributions and any Company contributions made under Pre-2005 Plan I on behalf of a Participant shall be credited to the Participant’s Account. The Committee shall establish and maintain separate subaccounts as it determines to be necessary and appropriate for the proper administration of Pre-2005 Plan I. The Committee may cause the Trustees to maintain and invest separate asset accounts corresponding to each Participant account. Each Participant Account consists of the aggregate interest of the Participant under Pre-2005 Plan I (and in the Trust Fund), as reflected in the records maintained by the Company for such purposes.
F.    Plan to Plan Transfers.  Subject to the Committee’s discretion, during the annual open enrollment period Participants shall be allowed to elect to transfer their deemed investment accounts from Pre-2005 Plan II to Pre-2005 Plan I, subject to such limitations and reallocation requirements as the Committee, in its sole discretion, determines to be appropriate. The plan to plan transfers shall be effective as of the first day of the following Plan Year.
ARTICLE IV

VESTING
A.    Compensation Deferral Contributions.  The value of a Participant’s Account attributable to Participants’ Compensation deferral contributions shall always be fully vested and nonforfeitable.
B.    Company Contributions.  The value of a Participant’s Account attributable to any Company contributions pursuant to Article III.D shall vest at such time or times as the Board may specify in connection with any such contributions. In the absence of Board specification, a Participant’s interest in Company contributions shall be fully vested and nonforfeitable. Upon termination of a Participant’s employment (or for outside director Participants, upon the later of their termination of service as a Board member or consultant) with the Company for any reason, any portion of the Participant’s Account that is not then vested (including allocable earnings, as determined by the Committee), shall be forfeited. Unless otherwise determined by the Board or the Committee, forfeitures shall be used to satisfy the Company’s obligation to remit contributions to the Trust under Pre-2005 Plan I.

ARTICLE V

GENERAL DUTIES
A.    Committee Duties.  The Committee will provide the Trustees with a copy of any future amendment to this Pre-2005 Plan I promptly upon its adoption. The Committee may from time to time hire outside consultants, accountants, actuaries, legal counsel or recordkeepers to perform such tasks as the Committee may from time to time determine.
B.    Trustees’ Duties.  The Trustees shall invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustees shall collect the income on the Trust Fund, and make distributions therefrom, as provided in this Pre-2005 Plan I and in the Trust Agreement.
C.    Company Contributions.  While Pre-2005 Plan I remains in effect, and prior to a Change in Control, as defined below, the Company shall make contributions to the Trust Fund at least once each quarter. The amount of any quarterly contributions shall be at the discretion of the Company. At the close of each calendar year, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current calendar year are not equal to the total of the Compensation deferrals made by each Participant plus Company discretionary contributions, if any, accrued, as of the close of the current calendar year. The Trustees shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under Pre-2005 Plan I in full in accordance with the terms of Pre-2005 Plan I.
D.    Department of Labor Determination.  In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.
ARTICLE VI

PARTICIPANTS’ ACCOUNTS
A.    Separate Accounts.  The Committee shall open and maintain a separate Account for each Participant. Each Participant’s Account shall reflect the amounts allocated thereto and distributed therefrom and such other information as affects the value of such Account pursuant to this Pre-2005 Plan I.
B.    Timing of Account Credit.  Amounts deferred under Pre-2005 Plan I shall be credited to a Participant’s Account within five business days following the date upon which such amounts would otherwise have been paid to the Participant.
C.    Statement of Accounts.  As soon as practicable after the end of each calendar year the Committee shall furnish to each Participant a statement of Account, determined as of the end of such calendar year. Upon the discovery of any error or miscalculation in an Account, the Committee shall correct it, to the extent correction is practically feasible; provided, however, that any such statement of Account shall be considered to reflect accurately the status of the Participant’s Account for all purposes under Pre-2005 Plan I unless the Participant reports a discrepancy to the Committee within six (6) months after receipt of the statement. The Committee shall have no obligation to make adjustments to a Participant’s Account for any discrepancy reported to the Committee more than six (6) months after receipt of the statement, or for a discrepancy caused by the Participant’s error. Statements to Participants are for reporting purposes only, and no allocation, valuation or statement shall vest any right or title in any part of the Trust Fund, nor require any segregation of Trust assets, except as is specifically provided in this Pre-2005 Plan I.
D.    Distribution of Accounts.  Payment to a Participant shall be based on the value of the vested portion of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution plus any contribution subsequently credited to such Account and less any distributions subsequently made from the Account.
ARTICLE VII

PAYMENTS TO A PRE-2005 PLAN I PARTICIPANT OR BENEFICIARY
A.    General.  Payments of vested accrued benefits to Pre-2005 Plan I Beneficiaries from the Trust shall be made in accordance with the distribution event specified by the Participant in the Deferral Election between the Company and the Participant (the “Distribution Event”). Except as otherwise expressly provided in the Participant’s Deferral Election and as set forth in Article VII below, no distribution shall be made or commenced prior to the time and manner as set forth in the Participant’s Deferral Election.
B.    Upon Retirement or Total Disability.  If a Participant’s employment (or for outside director Participants, service as a Board member or consultant) with the Company terminates (i) by virtue of Participant’s Total Disability (as defined under Section 22(e)(3) of the Internal Revenue Code and as determined in the sole discretion of the Committee), or (ii) pursuant to Participant’s retirement (a) at age 65 or greater, or (b) at age 55 or greater but with at least ten full years of continuous employment (or for outside director Participants, ten full years of continuous service as a Board member or consultant) by the Company (either case shall be referred to in this Pre-2005 Plan I as “Retirement”), then Participant shall receive, pursuant to the election selected in his or her timely submitted Deferral Election a distribution of his or her Account balance in (i) a lump-sum, (ii) a partial lump-sum combined with up to fifteen years of annual payments, or (iii) two to fifteen years of annual payments, each such payment equal to 1/n of the Participant’s vested accrued benefit where n is the number of installments remaining to be paid, (an “Annual Payment”).
C.    Upon Death.  If a Participant’s employment (or for outside director Participants, service as a Board member or consultant) terminates due to his or her death, or if a Participant dies while on a leave of absence where re-employment (or for outside director Participants, their re-commencement of service as a Board member or consultant) with the Company is not guaranteed by contract or statute, then the Participant’s beneficiary will receive their Account balance in either a lump-sum or in five Annual Payments, as specified in the Participant’s Deferral Election.

D.    Supplemental Survivor Benefit.  If a Participant dies while actively employed (or for outside director Participants, while actively engaged in service as a Board member or consultant) by the Company or on a Company-approved leave of absence, then, in addition to the account distribution provided for in Section VII(C) above, his or her beneficiary shall receive a taxable survivor benefit equal to two times the total amount deferred into Pre-2005 Plan I through the date of death, including certain amounts deferred under Pre-2005 Plan II that were transferred to Pre-2005 Plan I (as described below), and excluding certain distributions (as described below) up to a total maximum benefit, including any supplemental survivor benefit under Plan I governing deferrals on and after January 1, 2005, of three million dollars ($3,000,000). For the purpose of determining the amount of the supplemental survivor benefit, earnings or losses on deferrals are not included. Any Pre-2005 Plan I distributions prior to death shall reduce the Plan deferral balance by a pro rata amount, calculated as of the distribution Valuation Date. Any Pre-2005 Plan II transfers to Pre-2005 Plan I shall carry a pro rata credit for Pre-2005 Plan II deferrals. For this purpose, Pre-2005 Plan II deferrals will be reduced by distributions similarly to Pre-2005 Plan I. For purposes of calculating Plan deferrals, amounts transferred to the Cypress Semiconductor 401(k) Employee Savings Plan and related trust shall be deducted from their Plan Deferral balance; provided, however, that if a Participant dies prior to the scheduled transfer to the Cypress Semiconductor 401(k) Employee Savings Plan, the amounts subsequently transferred shall not be deducted from their Plan Deferral balance for purposes of calculating the Supplemental Survivor Benefit. For purposes of valuing Plan Distributions, any 6% penalty pursuant to Section IX hereof shall be included in calculating the total amount distributed.
Example I: Participant A defers $1,750,000 to Pre-2005 Plan I. This appreciates to $2,000,000. Participant A then dies while employed by the Company. Because the Supplemental Survivor Benefit is capped at $3,000,000, her beneficiary receives a $3,000,000 Supplemental Survivor Benefit.
Example II: Participant A defers $100,000 into Pre-2005 Plan II. This appreciates to $130,000, at which time it is transferred to Pre-2005 Plan I. Participant A then defers $25,000 into Pre-2005 Plan I. Subsequently, Participant A’s Pre-2005 Plan I total account value declines to $80,000 based upon her phantom investments diminishing in value. Participant A dies while on a Company-approved leave of absence. Due to Participant A’s $100,000 Pre-2005 Plan II transfer deferral credit, and her $25,000 deferral credit under Pre-2005 Plan I, her beneficiary receives a $250,000 Supplemental Survivor Benefit.
Example III: Participant A defers $100,000 into Pre-2005 Plan II. This depreciates to $65,000, at which time it is transferred to Pre-2005 Plan I. Participant A then defers $25,000 into Pre-2005 Plan I. Subsequently, Participant A’s Pre-2005 Plan I total account value declines to $40,000 based upon her phantom investments diminishing in value. Participant dies while on a Company-approved leave of absence. Due to Participant A’s $100,000 Pre-2005 Plan II transfer deferral credit, and her $25,000 deferral credit under Pre-2005 Plan I, her beneficiary receives a $250,000 Supplemental Survivor Benefit.
Example IV: Participant B has deferred $150,000 into Pre-2005 Plan II. The Pre-2005 Plan II account appreciates to $250,000, at which time $125,000 is transferred to Pre-2005 Plan I.

Participant B thereafter defers $30,000 to Pre-2005 Plan I. The Pre-2005 Plan I account subsequently appreciates to $235,000, at which time Participant B receives a scheduled $110,000 in-service distribution from Pre-2005 Plan I. Subsequently Participant B’s Pre-2005 Plan I account appreciates to $150,000, at which time Participant B dies while employed by the Company.

•
The Pre-2005 Plan II transfer deferral credit equals $75,000, because the total deferrals under Pre-2005 Plan II at the time of distribution were $150,000, and because the transfer of 50% of the Pre-2005 Plan II balance results in a pro rata 50% transfer of the Pre-2005 Plan II deferral credit.

•	The Total Pre-2005 Plan I deferrals equal $30,000.

•	At the time of the distribution, the total Pre-2005 Plan I deferral credit is $105,000 = Pre-2005 Plan II transfer credit of $75,000 plus Pre-2005 Plan I deferrals of $30,000.

•
The $110,000 Pre-2005 Plan I distribution results in a pro rata reduction in the Pre-2005 Plan I deferral credit. The $110,000 distribution is divided by the then Total Pre-2005 Plan I account value of $235,000 resulting in .468. Because distributions result in a pro rata reduction of deferral credit, .468 is multiplied by the total Pre-2005 Plan I deferral credit of $105,000 = $49,140. This amount is reduced from the Total Pre-2005 Plan I deferral credit ($105,000 - $49,140) resulting in a post-distribution Total Pre-2005 Plan I deferral credit of $55,860.

•	Upon Participant B’s death, his beneficiary receives a Supplemental Survivor Benefit equal to 2 x $55,860 = $111,720.
Example V: Participant C defers $1,400,000 to Pre-2005 Plan I. Participant C terminates her employment with the Company. Shortly thereafter, Participant C dies. Because on her date of death Participant C was neither actively employed by the Company nor on a Company-approved leave of absence, her beneficiary does not receive a Supplemental Survivor Benefit.
E.    Change of Control.  In the event of a “Change of Control,” the Committee may, in its sole discretion, decide to distribute all Account balances in a lump-sum promptly following the Change of Control. For purposes of this Pre-2005 Plan I, a “Change in Control” shall be deemed to have occurred if any person (including a “Group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires shares of the Company either (i) having a majority of the total number of votes that may be cast for the election of directors of the Company or (ii) possessing, directly or indirectly, the power to control the direction of management or policies of the Company; provided, however, that no Change of Control shall be deemed to occur in the event of a merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such merger, consolidation or reorganization. The Trustees shall have no responsibility to determine whether a Change in Control has occurred and shall be advised of such event by the Company.

F.    Prior to Retirement or for Cause.  In the event a Participant is terminated involuntarily for Cause (as determined by the Committee in its sole discretion), or in the event that his or her employment (or for outside director Participants, the later of termination of service as a Board member or consultant) terminates voluntarily prior to Retirement, then his or her Account balance shall be distributed in a lump-sum within 60 days following such termination.

G.    Involuntary Termination Due to Company Downsizing, Restructuring or Adverse Business Conditions.  In the event a Participant is terminated due to a Company down-sizing or restructuring or adverse business conditions (as determined by the Committee in its sole discretion), then the Participant will receive their Account balance in either a lump-sum or in five Annual Payments, as specified in the Participant’s Deferral Election.
H.    Scheduled In-Service Distribution.  A Participant may elect, as provided in his or her Participant Deferral Election, to receive one or more scheduled in-service (i.e., while employed by the Company, or, for outside director Participants, while serving as a Board member or consultant) distributions from their Account balance without an early withdrawal penalty. Any such distributions must be at least two full Plan Years following the date of the Participant’s Deferral Election. Each scheduled in-service distribution may be postponed (but only once) at least one full year in advance of the scheduled distribution to a later date or cancelled by submitting the appropriate form to the Company or its designated administrator. If a Participant specifies that a dollar amount will be distributed and the Account balance is less than the dollar amount, then the entire Account will be distributed. A Participant may increase or decrease the amount or percentage specified for an in-service distribution by submitting the appropriate form at any time prior to twelve months in advance of the scheduled in-service distribution. In the event a Participant terminates employment (or for outside director Participants, the later of termination of service as a Board member or consultant) with the Company prior to a scheduled in-service distribution, the in-service distribution election shall be without further force and effect and the applicable termination distribution provisions of the plan and the Participant’s Deferral Election shall control.
I.    Method of Distribution.  Except as specified otherwise in this Section VII, payment to any Pre-2005 Plan I Beneficiary Pursuant to Pre-2005 Plan I shall be made (i) in accordance with the Deferral Election executed by the Participant, (ii) in cash, (iii) in a lump sum or in Annual Payments. Notwithstanding the foregoing, if elected by the Participant in his or her Deferral Election and if directed by the Committee, the Trustees shall pay to the trustee of the Cypress Semiconductor 401(k) Employee Savings Plan the aggregate amount of elected transfers, but only to the extent that the transferred amount would constitute a deductible employer contribution pursuant to Code Sections 401 and 404 for the year for which they were initially contributed to Pre-2005 Plan I. The Committee will make the determination as to whether such amounts constitute deductible contributions pursuant to Code Section 401 and 404.
J.    Distributions From Trust; Withholding.  Unless the Trustees do not require this, with respect to each Participant, the Company shall deliver to the Trustees a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustees for determining the amounts so payable, the form in which such amount is to be paid and the time of commencement for payment of such amounts. The Payment Schedule shall be delivered to the Trustees not fewer than 15 days prior to the first date on which a payment is to be made to the Participant. Any change to a Payment Schedule shall be delivered to the Trustees not fewer than 15 days prior to the date on which the first payment is to be made in accordance with the changed Payment Schedule. Except as otherwise provided herein, the Trustees shall cause the Company or the Trust to make payments to Participants and their beneficiaries in accordance with such Payment Schedule. The Trustees shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of Pre-2005 Plan I benefits and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company, it being understood among the parties hereto that the Company shall on a timely basis provide the Trustees specific information as to the amount of taxes from the Trustees and properly pay and report such withheld taxes from the Trustees and properly pay and report such amounts to the appropriate taxing authorities.
K.    Certain Distributions.  In case of any distribution to a minor or to a legally incompetent person, the Committee may (1) direct the Trustees to make the distribution to his legal representative, to a designated relative, or directly to such person for his benefit, or (2) instruct the Trustees to use the distribution directly for his support, maintenance, or education. The Trustees shall not be required to oversee the application, by any third party, of any distributions made pursuant to this Article.
L.    IRS Determination.  Notwithstanding any other provisions of this Pre-2005 Plan I, if any amounts held in the Trust are found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), to have been includible in the gross income of any Trust Beneficiary prior to payment of such amounts from the Trust, the Trustees shall, as soon as practicable pay such amounts to the Trust Beneficiary, as directed by the Company. For purposes of this Section, the Trustees shall be entitled to written notice from the Committee that a determination described in the preceding sentence has occurred and to receive a copy of such notice. The Trustees shall have no responsibility until so advised by the Committee.
M.    Phantom Cypress Stock.  Distributions of accounts with allocations credited to phantom Cypress stock shall be made in cash.
ARTICLE VIII

HARDSHIP DISTRIBUTION
If a Participant suffers a financial hardship, as such term is defined in the Cypress Semiconductor 401(k) Plan, the Participant may, with the approval of the Committee, receive an in-service distribution from his or her Account equal to the amount needed to satisfy such hardship. In the event a Participant receives a hardship distribution pursuant to this Article, such Participant shall be excluded from participating in Pre-2005 Plan I and Pre-2005 Plan II for the balance of Plan Year in which the Participant received payment pursuant to a request for a hardship distribution. A

Participant requesting a hardship distribution shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require.
ARTICLE IX

ON-DEMAND DISTRIBUTIONS
A.    On-Demand Distribution While Providing Service.  At any time while a Participant in Pre-2005 Plan I while employed by (or, for outside director Participants, while providing service as a Board member or Consultant to) the Company, a Participant may request to receive a distribution of not less than twenty-five percent (25%) of the Participant’s Account. Such on-demand distribution shall be subject to a penalty equal to six percent (6%) of the amount distributed to the Participant as an on-demand distribution. In the event a Participant received an on-demand distribution pursuant to this Article prior to January 1, 2003, such Participant shall not be eligible to participate in Pre-2005 Plan I (i) for the Plan Year in which the Participant received payment pursuant to a request for an on-demand distribution, and (ii) for the Plan Year following the Plan Year in which the Participant received payment pursuant to a request for an on-demand distribution. In the event a Participant receives an on-demand distribution pursuant to this Article on or after January 1, 2003, such Participant shall not be eligible to participate in Pre-2005 Plan I for the greater of (i) six months, or (ii) the remainder of the Plan Year in which the Participant received payment pursuant to a request for an on-demand distribution. Moreover, a Participant may not receive an on-demand distribution more frequently than once every two years. A Participant requesting an on-demand distribution shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require.
B.    On-Demand Distribution Following Service.  Following a Participant’s termination of employment (or for outside director Participants, the later of termination of service as a Board member or consultant), a Participant who is otherwise scheduled to receive a payment over time may request to receive a distribution of the balance of his or her Account. Such on-demand distribution shall be subject to a penalty equal to six percent (6%) of the amount distributed to the Participant as an on-demand distribution. A Participant requesting an on-demand distribution shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require.
ARTICLE X

CLAIMS PROCEDURE
1.    Claims and Review Procedures.
(a)    Purpose. Every Participant or Beneficiary (or his or her representative who is authorized in writing by the Claimant to act on his or her behalf) (hereinafter collectively, “Claimant”) shall be entitled to file with the Committee (and subsequently with the individual(s) designated to review claims appealed after being initially denied by the Committee (the “Review

Panel”)) a written claim for benefits under the Plan. The Committee and Review Panel shall each be able to establish such rules, policies and procedures, consistent with ERISA and the Plan, as it may deem necessary or appropriate in carrying out its duties and responsibilities under this Article 10. In the case of a denial of the claim, the Committee or Review Panel, as applicable, shall provide the Claimant with a written or electronic notification that complies with Department of Labor Regulation Section 2520.104b-1(c)(1).
(b)    Denial of Claim. If a claim is denied by the Committee (or its authorized representative), in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
(i)    specific reason(s) for the denial;
(ii)    reference to the specific Plan provision(s) on which the denial is based;
(iii)    description of any additional material or information necessary for the Claimant to perfect the claim a, and an explanation of why the material or information is necessary; and
(iv)    an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review (as set forth in Section 10(3) below).
The denial notice shall be furnished to the Claimant no later than ninety (90)-days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, then notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90)-days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
2.    Claim Review Procedure. The Claimant may request review of the denial at any time within sixty (60) days following the date the Claimant received notice of the denial of his or her claim. The Committee shall afford the Claimant a full and fair review of the decision denying the claim and, if so requested, shall:
(i)    provide the Claimant with the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    provide that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information

(other than documents, records and other information that is legally-privileged) relevant to the Claimant’s claim for benefits; and
(iii)    provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
3.    If the claim is subsequently also denied by the Review Panel, in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
(i)    specific reason(s) for the denial;
(ii)    reference to the specific Plan provision(s) on which the denial is based; and
(iii)    an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
4.    The decision on review shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Review Panel determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
5.    Special Procedure for Claims Due to Disability. To the extent an application for distribution as a result of a Disability requires the Committee or the Review Panel, as applicable, to make a determination of Disability under the terms of the Plan, then such determination shall be subject to all of the general rules described in this Article, except as they are expressly modified by this Section.
(i)    The initial decision on the claim for a Disability distribution will be made within forty-five (45) days after the Plan receives the Claimant’s claim, unless special circumstances require additional time, in which case the Committee will notify the Claimant before the end of the initial forty-five (45)-day period of an extension of up to thirty (30) days. If necessary, the Committee may notify the Claimant, prior to the end of the initial thirty (30)-day extension period, of a second extension of up to thirty (30) days. If an extension is due to the Claimant’s failure to supply the necessary information, then the notice of extension will describe the additional information and the Claimant will have forty-five (45) days to provide the additional information. Moreover, the period for making the determination will be delayed from the date the notification of extension was sent out until the Claimant responds to the request for additional information. No additional extensions may be made, except with the Claimant’s voluntary consent.

The contents of the notice shall be the same as described in Section 10(1)(b) above. If a disability distribution claim is denied in whole or in part, then the Claimant will receive notification, as described in Section 10(1)(b).
(ii)    If an internal rule, guideline, protocol or similar criterion is relied upon in making the adverse determination, then the denial notice to the Claimant will either set forth the internal rule, guideline, protocol or similar criterion, or will state that such was relied upon and will be provided free of charge to the Claimant upon request (to the extent not legally-privileged) and if the Claimant’s claim was denied based on a medical necessity or experimental treatment or similar exclusion or limit, then the Claimant will be provided a statement either explaining the decision or indicating that an explanation will be provided to the Claimant free of charge upon request.
(iii)    Any Claimant whose application for a Disability distribution is denied in whole or in part, may appeal the denial by submitting to the Review Panel a request for a review of the application within one hundred and eighty (180) days after receiving notice of the denial. The request for review shall be in the form and manner prescribed by the Review Panel. In the event of such an appeal for review, the provisions of Section 10(2) regarding the Claimant’s rights and responsibilities shall apply. Upon request, the Review Panel will identify any medical or vocational expert whose advice was obtained on behalf of the Review Panel in connection with the denial, without regard to whether the advice was relied upon in making the determination. The entity or individual appointed by the Review Panel to review the claim will consider the appeal de novo, without any deference to the initial denial. The review will not include any person who participated in the initial denial or who is the subordinate of a person who participated in the initial denial.
(iv)    If the initial Disability distribution denial was based in whole or in part on a medical judgment, then the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the initial determination nor is the subordinate of any person who was consulted in connection with that determination; and upon notifying the Claimant of an adverse determination on review, include in the notice either an explanation of the clinical basis for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
(v)    A decision on review shall be made promptly, but not later than forty-five (45) days after receipt of a request for review, unless special circumstances require an extension of time for processing. If an extension is required, the Claimant will be notified before the end of the initial forty-five (45)-day period that an extension of time is required and the anticipated date that the review will be completed. A decision will be given as soon as possible, but not later than ninety (90) days after receipt of a request for review. The Review Panel shall give notice of its decision to the Claimant; such notice shall comply with the requirements set forth in paragraph (h) above. In addition, if the Claimant’s claim was denied based on a medical necessity or experimental treatment or similar exclusion, then the Claimant will be provided a statement explaining the decision, or a statement providing that such explanation will be furnished to the Claimant free of charge upon request. The notice shall also contain the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
ARTICLE XI

MISCELLANEOUS
A.    Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Pre-2005 Plan I. Any and all of the assets of the Company shall be, and remain, the general unpledged, unrestricted assets of the Company. The obligation of the Company under Pre-2005 Plan I shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
B.    Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by Pre-2005 Plan I and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from Pre-2005 Plan I, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
C.    Withholding.  There shall be deducted from each payment made under Pre-2005 Plan I, all taxes that are required to be withheld by the Company, as applicable, in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
D.    Legal Representation.  The Company will reimburse all reasonable legal fees and expenses incurred by a Pre-2005 Plan I Beneficiary in seeking to obtain or enforce any right or benefit provided by Pre-2005 Plan I. This reimbursement right applies only to claims made after a Change of Control and only for fees and expenses incurred after a Pre-2005 Plan I Beneficiary has exhausted the claims and appeals procedure specified in Article IX. No reimbursement shall be made if the request is found to be frivolous by a court of competent jurisdiction.
E.    Amendment, Modification, Suspension or Termination.  The Committee may amend, modify, suspend or terminate Pre-2005 Plan I in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of Pre-2005 Plan I or any Pre-2005 Plan I amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Pre-2005 Plan I is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Article VII, subject to earlier distribution at the discretion of the Committee.
F.    Governing Law.  This Pre-2005 Plan I shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles).
G.    Receipt or Release.  Any payment to a Pre-2005 Plan I Beneficiary in accordance with the provisions of Pre-2005 Plan I shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Pre-2005 Plan I Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
H.    Payments on Behalf of Persons under Incapacity.  In the event that any amount becomes payable under Pre-2005 Plan I to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
I.    No Employment or Other Rights.  Participation in this Pre-2005 Plan I shall not confer upon any person any right to be employed by the Company (or for outside director Participants, any right to remain in service as a Board member or consultant) or any other right not expressly provided hereunder.
J.    Headings, etc.  Not Part of Agreement. Headings and subheadings in this Pre-2005 Plan I are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
K.    Successorship.  This Pre-2005 Plan I shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto; and any such successor shall be deemed to be the “Company” under this Pre-2005 Plan I. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Trustees in writing of its successorship and furnish the Trustees with the name or names of any person or persons authorized to act for the Company. In no event shall any such transaction described herein suspend or delay the rights of Pre-2005 Plan I Beneficiaries to receive their vested accrued benefits hereunder.

L.    Pre-2005 Plan I Document.  This document, the prospectus to Pre-2005 Plan I, the Deferral Election, certain definitions expressly mentioned herein that are defined in the Cypress Semiconductor Employee 401(k) Plan, the Trust Agreement, and any other documents identified by the Committee, comprise the Plan documents for Pre-2005 Plan I.
M.    Definitions.
(1)    “Account” means the bookkeeping account established to reflect the interest of a Participant or beneficiary in Pre-2005 Plan I.
(2)    “Cause” means: (i) Participant’s continued failure to substantially perform Participant’s principal duties and responsibilities (other than as a result of disability or death) after thirty (30) days written notice from the Company specifying the nature of Participant’s failure and demanding that such failure be remedied; (ii) Participant’s material and continuing breach of his or her obligations to the Company set forth in any written agreement between the Company and Participant or any written policy of the Company after thirty (30) days written notice from the Company specifying the nature of Participant’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Participant’s arrest for a felony, fraud or an act of moral turpitude; or (iv) act or acts of dishonesty undertaken by Participant and intended to result in personal enrichment of Participant at the expense of the Company.
(3)    “Deferral Election” means the documents that encompass the (i) Deferred Compensation Plans’ Beneficiary Designation, (ii) Deferred Compensation Plans’ Distribution Election Form, (iii) Deferred Compensation Plans’ Participation Agreement and Deferral Election, (iv) the Deferred Compensation Plan Manulife Investment Allocation Form for Future Deferrals, (v) the Deferred Compensation Plan Manulife Investment Allocation Change Form, (vi) the In-Service Distribution Change Form, (vii) the Accelerated Distribution Election Form, (viii) the Election to Stop Contribution Form, and (ix) any other documents designated by the Committee as encompassing the Deferral Election.
(4)    “Involuntary Termination” means a Participant’s termination of employment (or for outside director Participants, termination of service as a consultant) with the Company because of the Company’s downsizing and/or restructuring, as determined in the sole discretion of the Committee.
(5)    “OASDI” means the Old Age, Survivors and Disability Insurance portion of FICA (the “Federal Insurance Contributions Act”).
(6)    “Plan Year” means the calendar year.
(7)     “SAVE” means “Set Aside Voluntary Earnings” and refers to the Participant’s election to increase the rate of his or her Plan deferral by an amount equal to the amount of OASDI that would have been withheld from their Compensation had they not reached the OASDI wage base cap (e.g., $87,900 in 2004) in a particular calendar year.

(8)    “Valuation Date” means, except as otherwise specified by the Committee, (i) for distributions hereunder and for allocations of deferrals and re-allocations of amounts previously deferred, that the Participant’s Account shall be valued as of the last business day of the week preceding the transaction, and (ii) for permitted Pre-2005 Plan II to Pre-2005 Plan I transfers, the last business day of the Plan Year.
CYPRESS SEMICONDUCTOR
CORPORATION
By:
(Title)
Date: ___________________, 2009